Exhibit 10.45

TERMINATION AGREEMENT

Between

Orthofix AG

c/o ALLconsult Services Armin L. Landtwing

Bundesstrasse 3

6302 Zug

(the "Company")

and

Davide Bianchi

[Address]

Switzerland

(the "Employee")

(each a "Party" and collectively the "Parties")

Preamble

This Agreement memorializes the Parties' recent discussions and mutual agreement regarding the Employee's departure as an employee of Orthofix AG, a company organized under the laws of Switzerland (the "Company"), and as an executive officer of Orthofix Medical Inc., a Delaware corporation that is the legal continuation of a Curacao company called Orthofix International N.V. ("Parent") and certain of its subsidiaries. With the intent to agree on the terms of termination of employment and to amicably settle all claims thereunder, the Parties agree as follows:

1.	Definitions

For purposes of this Agreement, (i) "Orthofix Group" shall mean Parent and each of its direct and indirect US and non-US subsidiaries, (ii) "Employment Contract" shall mean that certain Amended and Restated Employment Contract, dated July 31, 2018, between the Parties, (iii) "Non-Competition Agreement" means that certain Non-Competition Agreement, signed by the Parties on November 18/26, 2013, between the Company and the Employee, and (iv) "Change in Control and Severance Agreement" means that certain Change in Control and Severance Agreement, dated September 7, 2016, between Parent and the Employee.

2.	Termination of Employment, Salary, Bonus

The Employee approached the Company and Parent expressing his desire to have the Employment Contract terminated and cease his director and officer status with the Orthofix

Group. The Company hereby complies with the Employee's request and agrees to a mutual termination of the Employee's employment with the Company. The Employment Contract will therefore expire on, and the Employee's date of termination as an employee of the Company shall be, October 1, 2020 (the "Termination Effective Date")).

The termination of the Employee's Employment Contract constitutes a termination by mutual agreement (in accordance with Section 4.1 Employment Contract). However, as the Parties have agreed, for purposes of the notice period, the compensation the Employee is eligible to receive upon termination and Section 6.1(b)(iv) of the Employment Contract, the termination of the Employee's employment shall be deemed a termination without Cause in accordance with Section 4.5 of the Employment Contract.

During the period between today and the Termination Effective Date, the Employee will continue to receive his base salary and to be eligible for a pro-rated annual incentive plan bonus (to the extent applicable performance metrics are satisfied), but the Employee will not receive any further grants under Parent's Amended and Restated 2012 Long-Term Incentive Plan, as may be amended from time-to-time (the "2012 LTIP"). The Employee agrees that this compensation arrangement shall not provide him "Good Reason" to terminate the Employment Contract.

3.	Garden Leave/ Resignation

The Employee is released from his duty to perform work (garden leave). Any remaining vacation entitlement and accrued working hours will be deemed compensated by the garden leave period.

The Employee shall resign (to the extent not otherwise removed), effective immediately, from all director and officer positions he holds with all members of the Orthofix Group (namely, as a director of each of Orthofix Srl and Orthofix S.A., and an officer of Orthofix Srl, Orthofix Medical Inc. and Orthofix Inc.). The Company shall provide the Employee with forms of resignation letters for him to sign, as applicable, in cases where the Employee has not otherwise been removed.

4.	Return of Documents and Property

The Employee shall return by May 15, 2020 via Federal Express (or similar courier or delivery service) to Orthofix S.r.l., Via delle Nazioni 9, 37012 Bussolengo, Verona, Itally, Attn: Massimo Taurino, his keys, badges, smartphone, laptop and PC. The Employee shall further return to the Company (a) all documents and materials containing Confidential Information (including without limitation any "soft" copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential) and (b) all other documents, materials and other property belonging to any member of the Company Group that are in the possession or under the control of the Executive, in accordance with Section 6.5 of the Employment Contract.

5.	Protective Covenants
5.1.	Confidentiality, Non-Solicitation and Non-Competition Obligations

The Employee agrees and hereby confirms that he will continue to be bound by his confidentiality and non-competition obligations towards the Company and other members of the Orthofix Group (in compliance with Sections 6.1 and 6.3 of the Employment Contract) during the garden leave period (i.e. during the period from April 1, 2020 through the Termination Effective Date) and, in particular as regards business secrets, beyond the expiration of the Employment Contract.

The Employee also agrees and hereby confirms that he will continue to be bound by his non-solicitation obligations under Section 6.2 of the Employment Contract during the period through the Termination Effective Date and for a twelve-month period following the Termination Effective Date.

In accordance with Sections 6.1 and 6.7 of the Employment Contract, the Employee agrees and hereby confirms that he will further remain bound by the terms of the Non-Competition Agreement during the twelve-month period following the Termination Effective Date.

5.2.	Consideration

As consideration for the Employee's obligations under the Non-Competition Agreement and other protective covenants towards the Company and other members of the Orthofix Group, the Employee shall receive the Accrued Amounts and Severance Amount (each, as defined in Section 3 of the Change in Control and Severance Agreement), in the amounts and timeline described in Exhibit A hereto. Hence, in accordance with Section 6.1(b)(iv) of the Employment Contract, the Company shall be deemed to have satisfied all payment and remuneration obligations referenced in Section 5 of the Non-Competition Agreement and the "Option" referenced in the Non-Competition Agreement are deemed to be exercised and fully paid-up thereunder.

5.3.	Conditions

Any payments or benefits upon termination of the Employee's employment under Section V of the Employment Contract (including but not limited to the Accrued Amounts, the Severance Amount and any equity awards the Employee has received pursuant to the 2012 LTIP), are subject to a unilateral right of set-off by the Company and Parent, during and following the period of any breach or violation by the Employee of (i) the protective covenants under Sections

6.1 to 6.5 of the Employment Contract during and after expiration of the Employment Contract (i.e. covenants regarding non-competition, including but not limited to the terms of the Non-Competition Agreement, no solicitation or interference, confidential information, inventions, return of documents and property), (ii) Section 9 of the Change in Control and Severance Agreement, and (iii) the Employee's fiduciary obligations to members of the Orthofix Group under applicable law, including but not limited to the Employee's fiduciary duties under Delaware law pursuant to the Employee's status as an executive officer of Parent through the date of the Employee's resignation from such office.

In particular, the Employee further understands and agrees that payment to him of the Accrued Amounts and Severance Amount (each, as defined in Section 3 of the Change in Control and Severance Agreement, and in the amounts described in Exhibit A hereto) is conditioned upon and subject to, among other things, (i) the Employee's effective delivery and non-revocation of the Release (as defined in Section 5 of the Change in Control and Severance Agreement, and in the form of Exhibit B hereto) following the Termination Effective Date in accordance with the terms of the Change in Control and Severance Agreement, (ii) the Employee's full compliance with all the terms of the Non-Competition Agreement and all terms of Section 9 of the Change in Control and Severance Agreement, and (iii) the Employee's continued compliance with all fiduciary duties (including but not limited to the duty of loyalty) applicable to the Employee under the laws of the State of Delaware pursuant to the Employee's status as an executive officer (or, following the Employee's resignation or removal as an officer, a former executive officer) of Parent.

6.	Clawback and Insider Trading Policies

The Employee understands and agrees that all amounts he receives from the Company and Parent remain subject to Parent's compensation recoupment, or "clawback", policy, as adopted in December 2012 and disclosed in Parent's public filings with the US Securities and Exchange Commission (most recently, on page 31 of Parent's proxy statement for its 2019 annual meeting of shareholders, which can be found at the following link: sec.gov/Archives/edgar/data/884624/000156459019013773/ofix-def14a_20190610.htm), and the Employee agrees to return any payments or amounts he receives that must be returned pursuant to such policy.

The Employee currently remains an "insider" under Parent's insider trading policy. It is Parent's intent that the Employee will cease receiving material, non-public information regarding the material operations of Parent and its subsidiaries during the garden leave period, such that the Employee would cease to be an "insider" subject to trading restrictions under such policy two business days following Parent's filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (which filing currently is anticipated to occur sometime between May 7, 2020 and May 11, 2020). Assuming the Employee does not possess material, non-public information regarding Parent after such two business day period expires, and that the Employee refrains from receiving any such material, non-public information from such date onward, the Employee would not be subject to further restrictions on trading Orthofix common stock under such policy, and the Employee would be free to sell shares of Orthofix common stock that he possesses.

7.	Full and Final Settlement

Each Party confirms that, upon performance of the other Party's obligations under this Agreement, it shall have no claim whatsoever against the other Party or, in case of the Company, any of its affiliates and that all claims arising out of or in connection with the Employee's employment with the Company are fully and finally settled.

8.	Severability

If any term or provision of this Agreement, or the application thereof shall for any reason and to any extent be invalid or unenforceable, all other terms of this Agreement, in particular the termination of the Employee's employment with the Company with effect on the Termination Effective Date, shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

Place, Date: Zug, May 4, 2020

Orthofix AG

/s/ Armin Landtwing

Armin Landtwing

Place, Date: Grenolier, 24-04-2020

/s/ Davide Bianchi

Davide Bianchi

Exhibit A: Amounts and Timeline for Payments of Accrued Amounts and Severance Amount

Exhibit B: Form of Release

Exhibit A

Amount and Timeline of Payment of Accrued Amounts and Severance Amount

Accrued Amounts:

•

The Employee will receive his base salary and car allowance in the ordinary course during the garden leave period from April 1, 2020 to October 1, 2020, amounting to CHF 206,000 gross and CHF 12,000 gross in the aggregate, respectively, in each case less any applicable taxes and/or withholding. During this period, he would also remain enrolled in Orthofix's health and welfare benefit plans under the same terms that currently exist.

•

The Employee will remain eligible to receive a 2020 pro rata Orthofix Medical Inc. incentive plan bonus. The amount payable, if any, depends on the financial performance from January 1, 2020 through December 31, 2020 of Parent and its subsidiaries on a consolidated basis (and, in Employee's case, the financial performance of the Extremities reporting segment) and, if any bonus is earned, it will be payable at the same time in the spring of 2021 that other executive bonuses are paid. The Employee's target bonus for the full calendar year of 2020 is CHF 288,400 gross (minimum bonus amount of CHF 0 if goals are achieved below threshold levels, and maximum amount of CHF 432,600 gross if goals are achieved at maximum levels), and thus Employee will be eligible to receive a pro rata portion of any bonus earned based on the percentage of the 2020 calendar year represented by the period from January 1, 2020 until October 1, 2020 (i.e., the pro rata portion would be approximately 75% of the full calendar year amount, if any). Any bonus paid would be less applicable taxes and/or withholding.

Equity Matters:

•

The Employee will continue to vest in time-based stock option and restricted stock/RSU awards until October 1, 2020. Stock option awards will remain exercisable until December 30, 2020 (i.e., 90 days following end of garden leave period).

•

Pursuant to its terms, the 2-year cliff vesting restricted stock unit award granted on April 1, 2020 in the amount of 7,366 shares will accelerate vest on October 1, 2020 in accordance with Section 5 of the Stock Unit Grant Agreement governing such award, and the underlying shares of Parent common stock (after any net share settlement to cover any applicable tax withholdings) will be delivered to Employee as soon as practicable thereafter. No other time-based vesting stock option or restricted stock/RSU grants will accelerate vest in connection with Employee's termination of employment.

•

The Employee will remain eligible to pro rata vest in performance stock unit (PSU) awards based on the ultimate Parent achievement (if any), in a proportion equal to the portion of the applicable 3-year period during which he was employed (including the garden leave period) multiplied by the Company’s overall performance achievement percentage. Thus, he will receive (i) full service credit for the PSU awards granted on July 3, 2017, (ii) 83.3% service credit for the PSU awards granted on April 2, 2018, and (iii) 50% service credit for the PSU awards granted on April 1, 2019. In each case, the service credit percentage will be multiplied by Parent's achievement percentage (which will be from 0% to 150%) to determine the number of shares received, if any. By way of example to illustrate the concept, if Parent's achievement based on the performance of its stock during the 3-year period were 50% of target for each of the 2017, 2018 and 2019 awards, the Employee would receive 50% of the target award for 2017, 41.65% for 2018 and 25% for 2019.

Severance Amount:

•

The Employee's "Severance Amount" under his Change in Control and Severance Agreement, which will be paid in one lump sum, will be CHF 700,400 gross (which represents one-year of base salary amount plus one-year of target bonus amount) plus USD $12,500 gross (which will be payable in Swiss Francs based on currency conversion rate on payment date – approximately CHF 12,136 gross as of date hereof)). These amounts are subject to the Employee signing the Termination Agreement, signing and not revoking the agreed-upon release (in the form of Exhibit B) (the "Release"), and otherwise complying with his non-compete and other restrictive covenants as stated in Section 5 of the Termination Agreement.

•	The Release will become effective 7 calendar days after he signs and delivers it to the Company (provided that such delivery must occur sometime between November 1, 2020 and December 15, 2020).

•

The Severance Amount will be paid within 10 calendar days of the Release becoming effective. By way of illustration, if the Employee were to sign and deliver the Release to the Company on November 1, 2020, the Release would become effective on November 8, 2020, and the Company would make lump sum payment of the Severance Amount by November 18, 2020 (assuming compliance by the Employee with the other obligations described in Section 5 of the Termination Agreement).

•	The Severance Amount payment will be less any applicable taxes and/or withholdings.

Exhibit B

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Orthofix Medical Inc., a Delaware corporation, and its direct and indirect subsidiaries (all such entities, collectively, the “Company”), its parents, divisions and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity under any federal, state or local statute or ordinance, public policy, or common law, including, without limitation, any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq. and any similar state law, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution, any claims under any other federal, state or local law, including those not specifically listed in this Release, any claims for compensatory or punitive damages, or any other claim for damages, monetary recovery or injury of any kind whatsoever, including without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement.  This Release also excludes any claims relating to any right you may have to payments pursuant to Section 3 of the Change in Control and Severance Agreement, entered into as of September 7, 2016, by and between the Company and you, any claim for workers’ compensation benefits, and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s articles of association, certificates of incorporation or bylaws, or any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director, or employee of the Company or any of its affiliates.  You further acknowledge and agree that you have received all leave, compensation, and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct, or actions as a result of a request for leave, compensation, or reinstatement.

Pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), you acknowledge that you will not be held criminally liable or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) should you file a lawsuit against the Company for purported retaliation for reporting a suspected violation of law, then to your attorney, or in that court proceeding, so long as any document you file containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order.  Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company.  Notwithstanding the foregoing, this Release does not preclude you from exercising any right you may have to: (1) provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law; or (2) communicate  with, file a charge with, or participate in an investigation or proceeding conducted by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Texas Workforce Commission, the Securities and Exchange Commission, or a similar federal, state or local agency (collectively, “Government Agency”), provided that this Release does waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the  Company with a Government Agency related to claims that are lawfully released in this Release.

You understand that the claims released in this Release do not include claims by you for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any Company-sponsored benefits plan; and (5) any other rights that cannot by law be released by private agreement.

You acknowledge:

(a)

That you were provided forty-five (45) full days during which to consider whether to sign this Release.  If you have signed this Agreement prior to the expiration of the forty-five (45)-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release.

(c)

That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity and are being advised herein to consult with an attorney about this Release prior to executing it.

(e)

That you understand fully the terms and effect of this Release, and you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)

That you have made full and truthful disclosures to the Company’s compliance department regarding any misconduct (including any violations of federal securities laws) relating to the Company or its subsidiaries of which you are aware, and that you understand that notwithstanding anything herein or in any other agreement to the contrary, in no event shall you be prohibited or limited from your right to provide truthful information to or otherwise assist U.S. governmental authorities in any investigation regarding the Company (whether pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise), and in the event of such assistance, nothing herein or in any other agreement shall be deemed to conflict with your right to receive any award payable pursuant to Section 21F of the Exchange Act.

(g)	That these terms are final and binding on you.

(h)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

(i)

That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation.  If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the Chief Legal and Administrative Officer of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

__________________________________________________________________

Davide Bianchi Date